Exhibit 4.31
[EXECUTION VERSION]
THIS SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 11, 2015, among CABOT FINANCIAL (LUXEMBOURG) II S.A., a public limited liability company (société anonyme) incorporated under laws of Luxembourg with its registered office at 6, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the register of commerce and companies of Luxembourg under the number B 201.268, BRAMLEYSIDE LIMITED (in the process of changing its name to CABOT FINANCIAL (TREASURY) IRELAND), a private company limited by shares incorporated under the laws of Ireland, (the “New Guarantors”), CABOT FINANCIAL (LUXEMBOURG) S.A., a société anonyme incorporated under Luxembourg law with registered office at L-5365 Munsbach, 6, rue Gabriel Lippmann, registered with the register of commerce and companies of Luxembourg under the number B 171.245 (the “Issuer”), CABOT CREDIT MANAGEMENT LIMITED, a limited liability company organized under the laws of England and Wales, CABOT FINANCIAL LIMITED, a limited liability company incorporated under the laws of England and Wales (the “Company”), certain subsidiaries of the Company from time to time parties hereto and CITIBANK, N.A., LONDON BRANCH, as trustee (the “Trustee”), under the Indenture referred to below.
WITNESSETH:
WHEREAS the Issuer, the Company, and the Trustee are parties to an Indenture, dated as of September 20, 2012 (as amended, supplemented, waived or otherwise modified (the “Indenture”)), providing for the issuance of the Issuer’s 10.375% Senior Secured Notes due 2019;
WHEREAS the Issuer, the Guarantors and the Trustee have entered into the first supplemental indenture to the Indenture dated as of June 13, 2013 (the “First Supplemental Indenture”), the second supplemental indenture to the Indenture dated as of March 14, 2014 (the “Second Supplemental Indenture”), the third supplemental indenture to the Indenture dated as of May 19, 2014 (the “Third Supplemental Indenture”), the fourth supplemental indenture to the Indenture dated as of May 28, 2015 (the “Fourth Supplemental Indenture”), and the fifth supplemental indenture to the Indenture dated as of July 28, 2015 (the “Fifth Supplemental Indenture”) pursuant to which certain amendments set out therein become operative on the date hereof;
WHEREAS, pursuant to Section 4.16 of the Indenture, each New Guarantor is required to execute a supplemental Indenture;

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WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Guarantee Agreement;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee.
(a)    Pursuant to, and subject to the provisions of, Article XI of the Indenture, each New Guarantor (which term includes each other New Guarantor that hereinafter guarantees the Notes pursuant to the terms of the Indenture) hereby unconditionally and irrevocably guarantees, jointly and severally with each other New Guarantor and all Guarantors, to each Holder and to the Trustee and their successors and assigns to the extent set forth in the Indenture and subject to the provisions thereof (a) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest, premium, if any, on, the Notes and all other monetary obligations of the Issuer under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each New Guarantor further agrees that the Guaranteed Obligations maybe extended or renewed, in whole or in part, without notice or further assent from such New Guarantor and that such New Guarantor will remain bound under Article XI of the Indenture, notwithstanding any extension or renewal of any Guaranteed Obligation.
The Guaranteed Obligations of the New Guarantors to the Holders of Notes and to the Trustee pursuant to the Indenture as supplemented hereby, are expressly set forth in Article XI of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.
(b)    Ireland. Without prejudice to Section 11.02 of the Indenture, the guarantee created by each New Guarantor pursuant to this Supplemental Indenture does not apply to any Guaranteed Obligations to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland or to the extent that it would result in the guarantee breaching section 239 of the Companies Act, 2014 of Ireland.
(c)    Luxembourg: Notwithstanding anything to the contrary in this Supplemental Indenture, the aggregate obligations and liabilities of any New Guarantor incorporated and existing under the laws of Luxembourg (“Luxembourg Guarantor”) under Article XI of the Indenture for the obligations of the Issuer or any Guarantor which is not a direct or indirect subsidiary of such Luxembourg Guarantor shall, together with any similar guarantee and/or payment obligations

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(garanties personnelles) of such Luxembourg Guarantor arising under any other Debt Documents (as defined in the Intercreditor Agreements), be limited to an aggregate amount not exceeding the higher of:

(i)
95% of such Luxembourg Guarantor's capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts) determined as at the date on which a demand is made under the Guarantee, increased by the amount of any Intra-Group Liabilities (without double counting); and

(ii)
95% of such Luxembourg Guarantor's capitaux propres (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts) determined as at the date of this Supplemental Indenture, increased by the amount of any Intra-Group Liabilities (without double counting).

For the purposes of this clause (c), “Intra-Group Liabilities” shall mean any amounts owed by such Luxembourg Guarantor to any other member of the Restricted Group that have not been financed (directly or indirectly) by a borrowing under the Debt Documents (as defined in the Intercreditor Agreements).
The guarantee limitation specified in clause (a) shall not apply to (i) any amounts borrowed by such Luxembourg Guarantor under the Debt Documents (as defined in the Intercreditor Agreements) and (ii) any amounts borrowed under the Debt Documents (as defined in the Intercreditor Agreements) and on-lent to such Luxembourg Guarantor (in any form whatsoever).
3. Ratification of Indenture: Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of Notes, by accepting the Notes whether heretofore or hereafter authenticated and delivered (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that each New Guarantor and each Guarantor shall be released from all its obligations with respect to this Guarantee in accordance with the terms of the Indenture, including Section 11.08 of the Indenture and upon any defeasance of the Notes in accordance with Article VIII of the Indenture.
4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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5. Agent for Service; Submission to Jurisdiction; Waiver of Immunities. The Issuer and each New Guarantor irrevocably submit to the non-exclusive jurisdiction of any New York State or U.S. federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture and irrevocably waive any right to trial by jury in connection with any such suit, action or proceeding. The Issuer and each New Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which they may have, pursuant to New York law or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. In furtherance of the foregoing, the Issuer and each New Guarantor hereby irrevocably designate and appoint Corporation Service Company (at its office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401) as its agent to receive service of all process brought against them with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by it to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Issuer in accordance with Section 13.02 of the Indenture, but the failure of the Issuer to receive such copies shall not affect in any way the service of such process as aforesaid.
6. Trustee Makes No Representation. The Trustee has entered into the Supplemental Indenture solely upon request of the Issuer and assumes no obligations hereunder. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be treated as statements of the other parties hereto and not the Trustee.
7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
9. Conflicts. To the extent of any inconsistency between the terms of the Indenture or the Global Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.
10. Successors. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CABOT FINANCIAL (LUXEMBOURG) II S.A.,
by
/S/ Duncan Smith
Name: Duncan Smith
Title: Director and authorized signatory

Signature page to 2019 Cabot Notes Supplemental Indenture

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Given under the common seal of BRAMLEYSIDE LIMITED (in the process of changing its name to CABOT FINANCIAL (TREASURY) IRELAND) And this deed was delivered In the presence of
_____/S/ Sean Webb _________ Name: Sean Webb Title: Director ____ /S/ Orla Hughes___________ __ Name: Olga Hughes Title: Director/Secretary

Signature page to 2019 Cabot Notes Supplemental Indenture

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CABOT FINANCIAL (LUXEMBOURG) S.A.,
by
/S/ Duncan Smith
Name: Duncan Smith
Title: Director and authorized signatory

Signature page to 2019 Cabot Notes Supplemental Indenture

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CABOT CREDIT MANAGEMENT LIMITED,
by
/S/ Chris Ross- Roberts
Name: Chris Ross- Roberts
Title: Group CFO

Signature page to 2019 Cabot Notes Supplemental Indenture

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CABOT FINANCIAL LIMITED,
by
/S/ Chris Ross- Roberts
Name: Chris Ross- Roberts
Title: Group CFO

Signature page to 2019 Cabot Notes Supplemental Indenture

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SIGNED for and on behalf of CITIBANK, N.A., LONDON BRANCH, as Trustee, by
/S/ Jillian Hamblin
Name: Jillian Hamblin
Title: Vice President

Signature page to 2019 Cabot Notes Supplemental Indenture

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